UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

DEERFIELD CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-32551	20-2008622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6250 North River Road, 9th Floor, Rosemont, IL	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 380-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Acquisition and Investment Agreement

On March 22, 2010, Deerfield Capital Corp. (the “Company”) entered into an Acquisition and Investment Agreement (the “Acquisition Agreement”) with Bounty Investments, LLC, a Delaware limited liability company (“Bounty”) an investment vehicle managed by Renova U.S. Management LLC (“Columbus Nova”), a New York based investment management firm and Columbus Nova Credit Investment Management, LLC, a Delaware limited liability company (“CNCIM”), pursuant to which the Company has agreed to acquire all of the outstanding equity interests of CNCIM from Bounty (the “Acquisition”) for a total purchase price of $32.5 million consisting of (i) the issuance of 4,545,455 shares (at an implied price of $5.50 per share) (the “Stock Consideration”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (ii) deferred payments totaling $7,500,000 in cash payable in five equal annual installments beginning six months after the closing date of the Acquisition (the “Closing Date”).  The Stock Consideration would represent approximately 41.3% of the outstanding Common Stock after completion of the Acquisition.  Bounty’s capital is provided by Viktor Vekselberg, the Chairman of the Supervisory Committee of the Renova Group.

Bounty has agreed to pay the cost of the termination of the operations of CNCIM that are in excess of an amount estimated at closing (subject to a post-closing adjustment) and to indemnify the Company for losses relating to CNCIM’s operating liabilities (other than liabilities under certain employment agreements, liabilities relating to CNCIM’s CLO management agreements and actions taken pursuant to the Transition Services Agreement (as defined below)) for one year from the Closing Date and pre-closing tax liabilities for three years from the Closing Date, up to $5 million in the aggregate.

The Acquisition Agreement contains customary representations and warranties by CNCIM, limited representations by Bounty with respect to CNCIM and customary representations by the Company.  The Acquisition Agreement also contains customary covenants of CNCIM and the Company, including with respect to the operation of their respective businesses between the date of the Acquisition Agreement and the Closing Date.

The closing is subject to several closing conditions, including, among other things, the approval by the Company’s stockholders of the issuance of the Stock Consideration and the issuance of the shares of Common Stock issuable upon conversion of the Convertible Notes (as defined below), the consummation of the repurchase of the Company’s Senior Notes (as defined below) for $55 million, plus accrued and unpaid interest, the absence of certain governmental constraints and the absence of a material adverse effect on the business of CNCIM or the Company.

The Acquisition Agreement contains certain termination rights for the Company and Bounty and provides that, upon the termination of the Acquisition Agreement under specified circumstances, the Company will be required to pay to Bounty a termination fee in the amount of $1,500,000, plus Bounty’s reasonable and documented out-of-pocket legal fees and expenses relating to the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement.  At the Closing, the Company will pay Bounty’s (i) reasonable and documented out-

of-pocket legal fees and expenses and (ii) reasonable and documented out-of-pocket financial advisor fees and expenses in an amount not to exceed $500,000 relating to the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement.

Convertible Notes Agreement

On March 22, 2010, the Company entered into a Senior Subordinated Convertible Notes Agreement (the “Convertible Notes Agreement”) with Bounty pursuant to which Bounty has agreed to purchase for cash $25 million in aggregate principal amount of convertible subordinated notes with a seven and one-half year maturity issued by the Company (the “Convertible Notes”), convertible into shares of Common Stock of the Company (the “Conversion Shares”) at an initial conversion price of $6.05, subject to adjustment.  The Conversion Shares issuable upon conversion of the Convertible Notes to be purchased by Bounty, together with the Stock Consideration, would represent approximately 57.3% of the outstanding Common Stock after completion of the Acquisition.

Interest on the Convertible Notes will be payable to the holders of the Convertible Notes quarterly in arrears on each January 1, April 1, July 1 and October 1.  The Company may, in its sole discretion and upon notice to the holders of the Convertible Notes, pay up to 50% of the interest payment due to any holder of the Convertible Notes in pay-in-kind interest (the “PIK Interest”), so long as the payment of PIK Interest would not be prohibited by, or constitute a default under, any other indebtedness or preferred stock (if outstanding) of the Company and its subsidiaries (a “PIK Election”).  To the extent that the Company has not made a PIK Election, the Company will pay interest in cash at a per annum rate increasing from 8% to 11% depending upon the interest period in which interest is due and payable.  To the extent that the Company has made a PIK Election, then the Company will pay interest at a per annum rate (the “PIK Interest Rate”) ranging from 10% to 12% depending upon the interest period in which interest is due and payable.  If the Company makes a PIK Election, then the PIK Interest Rate will apply to the calculation of all interest due on the date upon which interest is due and payable to the holders of the Convertible Notes.  Once the Company has made a PIK Election, the PIK Interest Rate will apply to all subsequent periods for which interest is paid, whether cash or in-kind.

The holders of Convertible Notes will have the right, at any time, to convert the principal amount of the Convertible Notes held by such holders into the Conversion Shares at the Conversion Rate, which will initially be approximately 165.29 shares per $1,000 principal amount of Convertible Notes, and is subject to adjustment from time to time for specified events.

On or after the second anniversary of the Closing Date, the Company may redeem all or a part of the Convertible Notes upon not less than 30 nor more than 60 days’ notice to the holders of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes plus (i) if the redemption date is on or prior to the third anniversary of the Closing Date, a premium equal to the interest rate then in effect as an additional percentage of principal amount and (ii) if the redemption date is after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, a premium equal to one-half of the interest rate then in effect as an additional percentage of principal amount, in each case, plus accrued and unpaid interest on the Convertible Notes redeemed to the applicable redemption date.  The Company is not required to make a mandatory redemption of the Convertible Notes.

The Convertible Notes Agreement contains customary representations, warranties and covenants by Bounty and the Company, including negative covenants that restrict the Company’s ability to effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all of the assets.  The consummation of the transactions contemplated by the Convertible Notes Agreement is subject to several closing conditions, including, among other things, the approval of the issuance of the Stock Consideration and the issuance of the Conversion Shares by the Company’s stockholders, the consummation of the Acquisition and the consummation of the repurchase of the Company’s Senior Notes and the absence of certain governmental constraints.

The Convertible Notes Agreement contains events of default customary for agreements of its type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company and its material subsidiaries, all outstanding Convertible Notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the holders of at least 33 1/3% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately.

Form of Stockholders Agreement

On the Closing Date, the Company and Bounty will enter into a Stockholders Agreement substantially in the form attached as Exhibit A to the Acquisition Agreement (the “Stockholders Agreement”), pursuant to which the size of the board of directors of the Company (the “Board”) will be increased by two directors so that the Board will consist of nine directors divided equally among the three existing classes of directors.

So long as Bounty owns at least 25% of the outstanding Common Stock (calculated as if all outstanding Convertible Notes have been converted into Common Stock), Bounty will have the right to nominate three directors, one of whom must qualify as an independent director pursuant to the Company’s corporate governance guidelines and applicable NASDAQ rules.  So long as Bounty owns at least 15% and 5% of the outstanding Common Stock, Bounty will have the right to nominate two directors and one director, respectively.

Bounty will have the right to designate one observer to attend, but not vote at, all meetings of the Board and each committee of the Board for so long as Bounty owns at least 15% of the outstanding Common Stock.

The Board will establish a strategic committee of the Board (the “Strategic Committee”), which will continue to exist for so long as Bounty owns at least 25% of the outstanding Common Stock.  The Strategic Committee will initially consist of four members:  two directors designated by Bounty and two directors designated by those independent directors of the Company not designated by Bounty.  The Strategic Committee will report and make recommendations to the Board regarding (i) the identification and execution of merger and acquisition opportunities, (ii) setting direction for the Company with its management, including new investment initiatives and investment products, (iii) the hiring, dismissal and scope of responsibility of senior management, and (iv) the integration of the CLO platforms of CNCIM and the Company.  If the Board approves the recommendations of the Strategic Committee, then the Strategic Committee will have the authority to manage the execution of such actions.

So long as Bounty owns at least 5% of the outstanding Common Stock, the Company will adopt, and continue to maintain, a majority voting bylaw requiring that, in uncontested elections, each nominee for election to the Company’s Board must be elected by a majority of the votes cast at a meeting called for the election of directors.

So long as Bounty owns at least 5% of the outstanding Common Stock, if the Company proposes to issue any securities (subject to specified exceptions), including shares of Common Stock, other capital stock or convertible securities, then Bounty will have the right to purchase in such issuance the number of securities up to Bounty’s then current ownership percentage of the Company based solely on the number of shares issuable upon conversion of the Convertible Notes at the same purchase price as the Company’s proposed issuance to other purchasers.

Transition Services Agreement

In connection with the Acquisition Agreement, the Company has entered into a Transition Services Agreement with Bounty and CNCIM (the “Transition Services Agreement”), pursuant to which the Company will provide services to CNCIM in connection with CNCIM’s management of its CLOs.  The Company will provide transition services for no fee until the Closing Date or for a negotiated fee if the Acquisition Agreement is terminated for certain reasons for a period of up to six months after the date of termination of the Acquisition Agreement.

Form of Registration Rights Agreement

On the Closing Date, the Company and Bounty will enter into a Registration Rights Agreement substantially in the form attached as Exhibit B to the Acquisition Agreement (the “Registration Rights Agreement”), pursuant to which the Company will grant registration rights to Bounty with respect to the shares of Common Stock comprising the Stock Consideration and the Conversion Shares.  Under the Registration Rights Agreement, Bounty will have four demand rights and unlimited piggyback rights, subject to customary underwriter cutbacks and issuer blackout periods.  The Company will pay all fees and expenses relating to the registration of the Common Stock and the Conversion Shares.

Senior Notes Repurchase Agreement

On March 22, 2010, the Company and Deerfield & Company LLC (“D&C”), a wholly-owned subsidiary of the Company, entered into a Payment Agreement and Release (the “Senior Notes Repurchase Agreement”) with the holders of the Series A Senior Secured Notes issued by D&C (the “Series A Notes”) and the holders of the Series B Senior Secured Notes issued by D&C (the “Series B Notes” and, together with the Series A Senior Secured Notes, the “Senior Notes”), entitling the Company to repurchase all of the $48.9 million outstanding in aggregate principal amount of Series A Notes at approximately 64.1% of the principal amount thereof plus accrued interest, and all of the $25.1 million outstanding in aggregate principal amount of the Series B Notes at approximately 94.5% of the principal amount thereof plus accrued interest, or an approximate aggregate discount of 25.6% from the face amount of the Senior Notes plus accrued interest (the “Senior Notes Repurchase”).  The Company is required to consummate the Senior Notes Repurchase if the Company completes one or more debt or equity financing transactions or recapitalization transactions (or any combination of debt or equity financings and recapitalization transactions), which result in cash proceeds to the Company or D&C in an aggregate amount of $25 million on or prior to July 31, 2010.  Consummation of the Convertible Notes Agreement will trigger this requirement and the Company intends to use the proceeds of the issuance of the Convertible Notes, together with other available funds, to finance the Senior Notes Repurchase.  Upon consummation of the Senior Notes Repurchase all obligations and liabilities of the Company and D&C under the Senior Notes will be released and the intercreditor agreement related to the Senior Notes will be terminated.

Effective upon the date of the Senior Notes Repurchase Agreement, the Company released certain of the holders of the Senior Notes from their obligation to indemnify the Company for losses for certain matters pursuant to the terms of the Merger Agreement, dated as of December 17, 2007, by and among the Company, DFR Merger Company, LLC, D&C and Triarc Companies, Inc. (which indemnification obligations would otherwise have remained in effect until June 30, 2010).

Peter W. May, a director of the Company, is also a director and the vice-chairman of the board of Wendy’s/Arby’s Group, Inc., a holder of approximately $48 million in principal amount of the Company’s Series A Notes.  Jonathan Trutter, our Chief Executive Officer and a director of the Company, owns approximately $637,000 in principal amount of Series A Notes.

Termination Agreement

On March 21, 2010, Pegasus Deerfield (AIV), LLC, a Delaware limited liability company (the “Investor”), PGS Management, LLC, a Delaware limited liability company (“PM” and, together with the Investor, the “Pegasus Parties”), the Company, Deerfield Capital Management LLC, a Delaware limited liability company (“DCM”), DPLC General Partner LLC, a Delaware limited liability company (“DLC GP”), Deerfield Loan Manager LLC, a Delaware limited liability company (“DLM”) Deerfield Pegasus Loan Capital LP, a Delaware limited partnership (“DPLC” and, together with the Company, DCM, DLC GP and DLM, the “Deerfield Parties”) and Jonathan Trutter entered into a Termination Agreement (the “Termination Agreement”) pursuant to which the Pegasus Parties waived certain rights with respect to the issuance of the Stock Consideration and the issuance of the Conversion Shares, and the Deerfield Parties and the Pegasus Parties terminated or amended certain provisions of agreements related to DPLC and cancelled 3 million warrants to purchase Common Stock of the Company, held by the Pegasus Parties, which comprises all of the warrants previously issued to the Pegasus Parties.  Pursuant to the Termination Agreement, (i) DLC GP and DPLC released all partners of DPLC and all members of DLC GP from their unfunded capital commitments to DPLC as of the date of the Termination Agreement, (ii) DPLC will make distributions of $9 million to the Investor and an amount equal to his entire capital account balance to Jonathan Trutter and (iii) on or after the date the Investor receives the distribution in clause (ii), DLC GP will be permitted to withdraw an amount equal to the entire portion of its capital account attributable to DLM’s investment in DLC GP and distribute such amount to DLM.  Pursuant to the Termination Agreement, the Company will grant the Investor warrants to purchase an aggregate of 200,000 shares of common stock of the Company and will grant to certain associates of the Investor warrants to purchase an aggregate of 50,000 shares of common stock of the Company, in each case at an exercise price of $4.25 per share, expiring April 9, 2014 (the “New Warrants”).  The New Warrants will be substantially in the form of the prior Warrant A held by the Pegasus Parties, as adjusted to take into account the terms of the Convertible Notes.

The foregoing summary does not describe all of the terms contained in the Acquisition Agreement, the Convertible Notes Agreement, the form of Stockholders Agreement, the Transition Services Agreement, the form of Registration Rights Agreement, the Senior Notes Repurchase Agreement or the Termination Agreement, and is qualified in its entirety by reference to the full text of the Acquisition Agreement, the Convertible Notes Agreement, the form of Stockholders Agreement, the form of Registration Rights Agreement, the Transition Services Agreement, the Senior Notes Repurchase Agreement, and the Termination Agreement, copies of which are filed as Exhibits 2.1, 4.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference.

Important Additional Information

The Acquisition Agreement, the Convertible Notes Agreement, the form of Stockholders Agreement, the Transition Services Agreement, the form of Registration Rights Agreement, the Senior Notes Repurchase Agreement, and the Termination Agreement have been included to provide stockholders with information regarding their terms, but are not intended to provide any other factual information about the Company or the other parties thereto. The representations, warranties and covenants contained in the Acquisition Agreement, the Convertible Notes Agreement, the form of Stockholders Agreement, the Transition Services Agreement, the form of Registration Rights Agreement, the Senior Notes Repurchase Agreement and the Termination Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to those agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. Stockholders are not third-party beneficiaries under the Acquisition Agreement, the Convertible Notes Agreement, the form of Stockholders Agreement, the Transition Services Agreement, the form of Registration Rights Agreement, the Senior Notes Repurchase Agreement and the Termination Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the other parties thereto.

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials in connection with seeking stockholder approval for the issuance of the Stock Consideration and the issuance of the Conversion Shares. When finalized, the proxy statement will be mailed to the stockholders of the Company.  Before making any voting decision with respect to the issuance of the Stock Consideration and the issuance of the Conversion Shares, stockholders of the Company are urged to carefully read the proxy statement and the other relevant materials when they become available, because they will contain important information about the proposed transactions.  The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of the Company may obtain free copies of the proxy statement (when available) and other documents filed by the Company with the SEC from the Company’s website at www.dtc.deerfieldcapital.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the issuance of the Stock Consideration and the issuance of the Conversion Shares.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the issuance of the Stock Consideration and the issuance of the Conversion Shares will be included in the proxy statement that the Company intends to file with the SEC. Stockholders may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers with respect to the transactions by reading the proxy statement once it is available and the other filings referred to above.

Item 2.02   Results of Operations and Financial Condition.

On March 23, 2010, the Company issued a press release announcing its results of operations for the fiscal quarter and year ended December 31, 2009 and announcing the transactions with Bounty. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

Item 2.03 Creation of a Direct Financial Obligation.

The description of the Convertible Notes Agreement under Item 1.01 above is incorporated herein by reference.

Item 3.02               Unregistered Sales of Equity Securities.

The descriptions of the Acquisition Agreement with respect to the issuance of the Stock Consideration, the Convertible Notes Agreement with respect to the issuance of the Conversion Shares issuable upon conversion of the Convertible Notes and the Termination Agreement with respect to the grant of the New Warrants under Item 1.01 above are incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

2.1           Acquisition and Investment Agreement, dated as of March 22, 2010, by and between Deerfield Capital Corp., Bounty Investments, LLC and Columbus Nova Credit Investment Management, LLC.

4.1           Senior Subordinated Convertible Notes Agreement, dated as of March 22, 2010, by and between Deerfield Capital Corp. and Bounty Investments, LLC.

10.1         Form of Stockholders Agreement between Deerfield Capital Corp. and Bounty Investments, LLC.

10.2         Form of Registration Rights Agreement by and among Deerfield Capital Corp. and Bounty Investments, LLC.

10.3         Transition Services Agreement, dated as of March 22, 2010, by among Deerfield Capital Corp., Bounty Investments, LLC and Columbus Nova Credit Investment Management, LLC.

10.4         Payment Agreement and Release, dated as of March 22, 2010, by and among Deerfield & Company LLC, Deerfield Capital Corp., each of the holders listed therein, Wendy’s/Arby’s Group, Inc. and Spensyd Asset Management LLLP.

10.5         Termination Agreement, dated as of March 21, 2010, among Pegasus Deerfield (AIV), LLC, PGS Management, LLC, Deerfield Capital Corp., Deerfield Capital Management, LLC, DPLC General Partner LLC, Deerfield Loan Manager LLC, Deerfield Pegasus Loan Capital LP and Jonathan Trutter.

99.1         Press Release issued by Deerfield Capital Corp. on March 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.

By:	/s/ Robert A. Contreras
	Name:	Robert A. Contreras
	Title:	Senior Vice President, General
Counsel and Secretary

Dated:  March 23, 2010